Exhibit 3.1

CALITHERA BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Susan Molineaux, does hereby certify that:

1. She is the President and Chief Executive Officer of Calithera Biosciences, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue ten million (10,000,000) shares of Preferred Stock, $0.0001 par value, none of which have been issued.

TERMS OF PREFERRED STOCK

1. Definitions. For purposes hereof, the following terms shall have the following meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the effective date of the Purchase Agreement, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Common Stock Equivalents (clauses (1) and (2), collectively, “Exempted Securities”):

(a) shares of Common Stock or Common Stock Equivalents issued as a dividend or distribution on Preferred Stock;

(b) shares of Common Stock or Common Stock Equivalents issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 9.1;

(c) shares of Common Stock or Common Stock Equivalent issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(d) shares of Common Stock or Common Stock Equivalent issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation;

(e) shares of Common Stock or Common Stock Equivalent issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation; or

(f) shares of Common Stock or Common Stock Equivalent issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation.

“Accounting Cap” means, as of any date, 19.99% of the outstanding Common Stock of the Company on such date.

“Business Day” means on days other than a Saturday or Sunday, on which commercial banks in New York, New York and Tokyo, Japan are open for the general transaction of business.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Issuance Date” means the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware.

“Issuance Date Closing Price” means a price (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) that is the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) one (1) Business Day preceding the Issuance Date; and (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the Issuance Date (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

“Mandatory Pricing Date” means the eighteen (18) month anniversary of the Issuance Date.

“New Securities” means, collectively, equity securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Outside Date” means the five (5) year anniversary of the Issuance Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of October 18, 2021, by and between the Corporation and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“QF Price” means the weighted-average price per share (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) paid by investors in the Qualified Financing (but will only apply to the number of shares sold not to exceed $40,000,000) of Qualified Financing Stock (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment). If the Corporation sells Preferred Stock in the Qualified Financing, then the QF Price for the Preferred Stock shall be equal to the effective price per share of such Preferred Stock on an as-converted to Common Stock basis (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment).

“Qualified Financing” means any bona fide transaction or any series of transactions (including sales of Common Stock pursuant to any at-the-market program established by the Company) with the principal purpose of raising capital, pursuant to which the Corporation issues and sells Qualified Financing Stock that results in net proceeds to the Corporation of at least $40,000,000, excluding the conversion of the Series A Preferred Stock.

“Qualified Financing Stock” means the class and series of stock issued by Corporation in the Qualified Financing.

“Requisite Stockholder Approval” means the approval by the holders of Common Stock of the Company for the issuance of shares of Common Stock in excess of the Share Cap in accordance with the rules of The Nasdaq Stock Market LLC.

“Restated Certificate” means the current Amended and Restated Certificate of Incorporation of the Corporation, as may be amended from time to time.

“Share Cap” means a number of shares of Common Stock equal to the product of (i) 0.1999 and (ii) 74,124,484 (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) (for the avoidance of doubt taking into account all prior conversions of Series A Preferred Stock into Common Stock).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be up to one million (1,000,000) (which shall not be subject to increase without the written consent of the holder of the Series A Preferred Stock (the “Holder”)). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. The “Series A Original Issue Price” shall mean $35.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

3. Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 9, Holder shall be entitled to receive, and the Corporation shall pay, dividends or distributions on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common Stock basis) to and in the same form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. No other dividends or distributions shall be paid on shares of Series A Preferred Stock.

4. Liquidation, Dissolution or Winding Up.

4.1. Preferential Payments to Holder of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the Holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 8.2 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holder the full amount to which they shall be entitled under this Section 4.1, the Holder shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.2. Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Series A Liquidation Amount required to be paid to the Holder, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holder pursuant to Section 4.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

4.3. Deemed Liquidation Events.

4.3.1. Definition.

Each of the following events shall be considered a “Deemed Liquidation Event” unless the Holder elects otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.3.2. Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Section 4.1 and 4.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 4.3.1(a)(ii) or 4.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to the Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holder of its right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series A Preferred Stock, and (iii) if the Holder so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the

Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of the Holder’s shares of Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 4.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

5. Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

6. Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) if the Requisite Stockholder Approval has been obtained, the Holder of the Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by the Holder are convertible pursuant to Section 8 as of the record date for determining stockholders entitled to vote on such matter, and (ii) if the Requisite Stockholder Approval has not been obtained, the Holder of the Series A Preferred Stock shall be entitled to cast up to the Conversion Restriction (as defined below) only that number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock then held by such holders are convertible pursuant to Section 8 as of the record date for determining stockholders entitled to vote on such matter less such number of shares of Common Stock previously converted. In no event, shall the Series A Preferred Stock be entitled to cast votes when combined with the shares of Common Stock then held by the Holder in excess of the Accounting Cap. Except as provided by law or by the provisions of the Restated Certificate, the Holder of shares of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

7. Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Designations) the written consent or affirmative vote of the Holder given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

7.1.1. amend, alter or repeal any provision of this Certificate of Designations or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

7.1.2. create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

7.1.3. (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or

7.1.4. purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service.

8. Conversion.

8.1. Mandatory, Automatic Conversion.

8.1.1. If a Qualified Financing has not occurred, then on the Mandatory Pricing Date the Series A Preferred Stock will become convertible into that number of shares of Common Stock equal to the Mandatory Pricing Conversion Ratio. The

“Mandatory Pricing Conversion Ratio” will be a fraction, the numerator of which is the quotient of $35,000,000 and the lesser of (i) the Issuance Date Closing Price and (ii) the volume weighted-average price (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) of the Corporation’s Common Stock on the thirty (30) trading days prior to the Mandatory Pricing Date (or the next Business Day if the Mandatory Pricing Date is not on a Business Day) and the denominator is the number of shares of Series A Preferred Stock issued on the Issuance Date (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment). On the Mandatory Pricing Date, that number of shares of Series A Preferred Stock will automatically convert into the maximum number of shares of Common Stock as is allowed under the Accounting Cap or if lower the Share Cap (if Requisite Stockholder Approval has not been obtained by such date). Any shares of Series A Preferred Stock not so converted shall remain outstanding until the earlier of (A) conversion pursuant to Section 8.6, if the Corporation obtains the Requisite Stockholder Approval, or (B) if the Requisite Stockholder Approval is not approved at a vote by the Corporation’s stockholders, the date that the Corporation and Investor reach written agreement under Section 5(g)(i) of the Purchase Agreement. Once the Share Cap is no longer applicable and after the Mandatory Pricing Date, any remaining shares of Series A Preferred Stock may be converted, at the Mandatory Pricing Conversion Ratio, at the option of the Holder at any time into shares of Common Stock up to the Accounting Cap.

8.1.2. If there is a Qualified Financing before the Mandatory Pricing Date, each share of Series A Preferred Stock will become convertible at the Qualified Financing into the number of shares of Common Stock equal to the Financing Conversion Ratio. The “Financing Conversion Ratio” will be a fraction, the numerator of which is the quotient of $35,000,000 and the lesser of (i) the Issuance Date Closing Price and (ii) the QF Price and the denominator is the number of shares of Series A Preferred Stock issued on the Issuance Date (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment). Upon the closing of the Qualified Financing, that number of shares of Series A Preferred Stock will automatically convert into the maximum number of shares of Common Stock as is allowed under the Accounting Cap or if lower the Share Cap (if Requisite Stockholder Approval has not been obtained by such date). Any shares of Series A Preferred Stock not so converted shall remain outstanding until the earlier of (A) conversion pursuant to Section 8.6, if the Corporation obtains the Requisite Stockholder Approval or (B) if the Requisite Stockholder Approval is not approved at a vote by the Corporation’s stockholders, the date that the Corporation and Investor reach written agreement under Section 5(g)(i) of the Purchase Agreement. Once the Share Cap is no longer applicable and after a Qualified Financing has occurred, any remaining shares of Series A Preferred Stock may be converted, at the Financing Conversion Ratio, at the option of the Holder at any time into shares of Common Stock up to the Accounting Cap.

8.1.3. Any conversion pursuant to Section 8.1.1 or 8.1.2 shall occur automatically, except as provided in the last sentence of each such Section, and without any further action by the Holder and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation or its Transfer Agent. Upon the occurrence of such automatic conversion, the Corporation shall provide written notice to the Holder, and the Holder shall, a reasonable time thereafter, surrender the certificates representing such shares at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on the Corporation’s stock records, a certificate or certificates for the number of shares of Common Stock or Preferred Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. The Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof a certificate for any shares of Common Stock issued upon conversion of Series A Preferred Stock.

8.2. Optional Conversion. Prior to the Mandatory Pricing Date and a Qualified Financing, at the written election of Holder in its sole discretion, the shares of Series A Preferred Stock held by Holder may be converted, in whole or in part, into the number of shares of Common Stock at the Optional Conversion Ratio. The “Optional Conversion Ratio” will be a fraction, the numerator of which is the quotient of $35,000,000 and the lesser of (i) the Issuance Date Closing Price and (ii) the volume weighted-average sales price (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) per share of Additional Shares of Common Stock (other than Exempted Securities but including shares of Series A Preferred Stock issued on the Issuance Date) (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment), in each case based on the effective price (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment) per share on an as-converted to Common Stock basis, sold from the Issuance Date through the date of the written election of Holder (or the next Business Day if not on a Business Day) and the denominator is the number of shares of Series A Preferred Stock issued on the Issuance Date (subject to adjustment in the event of a stock split, stock dividend, combination or other proportionate adjustment). All optional conversions shall be subject to the Share Cap (if Requisite Stockholder Approval has not been obtained as of such date) and the Accounting Cap.

8.3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

8.4. Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

8.5. Beneficial Ownership Limitation. Notwithstanding anything else herein to the contrary, prior to the receipt of Requisite Stockholder Approval, the Corporation shall not issue shares of Common Stock, in excess of the Share Cap (the “Conversion Restriction”), and in each case, any shares of Series A Preferred Stock not so converted shall remain outstanding until the earlier of (i) conversion pursuant to Section 8.6, if the Corporation obtains the Requisite Stockholder Approval or (ii) if the Requisite Stockholder Approval is not approved at a vote by the Corporation’s stockholders, the date that the Corporation and Investor reach written agreement under Section 5(g)(ii) of the Purchase Agreement.

8.6. Outside Date. If the Corporation obtains the Requisite Stockholder Approval, then any shares of Series A Preferred Stock that remain outstanding as of the Outside Date shall automatically with no further action of the Holder be converted into Common Stock at the applicable conversion ratio as set forth in Section 8.1.1 and 8.1.2 hereto, in each case subject to the Accounting Cap, and any remaining shares not so converted shall remain outstanding. For clarity, such shares of Series A Preferred Stock will convert into Common Stock at the Mandatory Pricing Conversion Ratio if such shares initially became convertible pursuant to Section 8.1.1 but for the Share Cap and/or Accounting Cap and such shares of Series A Preferred Stock will convert into Common Stock at the Financing Conversion Ratio if such shares initially became convertible pursuant to Section 8.1.2 but for the Share Cap and/or Accounting Cap. On each yearly anniversary thereafter, any shares of Series A Preferred Stock that remain outstanding shall automatically with no further action of the Holder be converted into Common Stock at the applicable conversion ratio as set forth in Section 8.1.1 and 8.1.2 hereto, in each case subject to the Accounting Cap, until such point in time as all shares of Series A Preferred Stock have been converted.

9. Certain Adjustments.

9.1. Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

9.2. Notice to the Holder of Adjustment to Issuance Date Closing Price / Issuance of Additional Shares of Common Stock. Whenever the Issuance Date Closing Price is adjusted, or any shares of Additional Shares of Common Stock have been issued which would lead to a change in the potential Optional Conversion Ratio, the Corporation shall promptly deliver to the Holder a notice setting forth the Issuance Date Closing Price, or the number and terms of any Additional Shares of Common Stock, after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

10. Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth in the Purchase Agreement. Any such notice, instruction or communication shall be deemed to have been delivered upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

11. Lost or Mutilated Series A Preferred Stock Certificate. If the Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

12. Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Corporation or the Holder must be in writing. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any rights of Holder granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holder) upon the written consent of Holder.

13. Status of Converted or Redeemed Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall be deemed to be retired and cancelled and shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 18th day of October 2021.

CALITHERA BIOSCIENCES, INC.

By:	/s/ Susan M. Molineaux
Name: Susan M. Molineaux, Ph.D.
Title: President and Chief Executive Officer

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